UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2017
Northrim BanCorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Alaska	0-33501	92-0175752
________________________ (State or other jurisdiction	_____________ (Commission	_________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3111 C Street, Anchorage, Alaska		99503
___________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	907-562-0062
Not Applicable
___________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On June 26, 2017, Northrim BanCorp, Inc. (the “Company”) announced by press release that Joseph M. Schierhorn, age 59, was appointed to the position of President and Chief Executive Officer of the Company, effective June 26, 2017. Mr. Schierhorn will also continue to serve as Chief Operating Officer of the Company and as President and Chief Executive Officer of Northrim Bank (the “Bank”).

Mr. Schierhorn joined the Bank in 1990 as Vice President and Commercial Loan Officer and was appointed Senior Vice President, Commercial Loan and Compliance Manager in 2000. In 2001 he was named an executive officer as Senior Vice President, Chief Financial Officer and Compliance Manager of the Company and the Bank.  Mr. Schierhorn was named Executive Vice President, Chief Financial Officer in 2005 and Corporate Secretary in 2013.  In 2013, Mr. Schierhorn was appointed Chief Operating Officer of the Company and the Bank while continuing to serve as the Executive Vice President, Chief Financial Officer, and Corporate Secretary of the Company and the Bank. Mr. Schierhorn served as Chief Financial Officer until May 2014. In 2015, Mr. Schierhorn was appointed President of the Bank and was appointed Chief Executive Officer of the Bank in January 2016. Mr. Schierhorn earned his Juris Doctorate and Masters in Management in 1985 and is a certified public accountant and member of the Alaska Bar Association.

Mr. Schierhorn has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Schierhorn has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Schierhorn was not appointed as the Company’s President and Chief Executive Officer pursuant to any arrangement or understanding with any other person.

The terms of Mr. Schierhorn’s amended employment agreement with the Company and the Bank are discussed under Item 5.02(e) of this current report on Form 8-K and incorporated into this Item 5.02(c) by reference.

(b) In connection with Mr. Schierhorn’s appointment and effective June 26, 2017, Joseph M. Beedle will no longer serve as the President and Chief Executive Officer of the Company.  Mr. Beedle will continue to serve as the Chairman of the Company and the Bank.

A copy of the press release issued by the Company on June 26, 2017 announcing Mr. Schierhorn’s appointment and the change in Mr. Beedle’s title is attached as Exhibit 99.1 to this current report on Form 8-K.

(e) Effective June 26, 2017, the Compensation Committee of the Board of Directors of the Company and the Bank (collectively the “Employer”) deemed it appropriate that the Employer and each of the following named executive officers of the Employer, Joseph M. Schierhorn, President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank, and Joseph M. Beedle, Chairman of the Company and the Bank, enter into an amended employment agreement under which the provisions and terms remain, essentially, the same as their respective employment agreements that were in effect at January 1, 2017, except for certain changes to the employment agreements with Messrs. Schierhorn and Beedle, discussed below.

The terms of the Mr. Schierhorn’s amended employment agreement provide for a change in Mr. Schierhorn’s title to President, Chief Executive Officer and Chief Operating Officer of the Company and President and Chief Executive Officer of the Bank, as well as, an adjustment in Mr. Schierhorn’s base salary to $362,125.

Mr. Beedle’s amended employment agreement provide for a change in Mr. Beedle’s title removing the title as President and Chief Executive Officer of the Company, as well as, an adjustment in Mr. Beedle’s base salary to $100,000. In addition, under Mr. Beedle’s amended employment agreement, his employment agreement is no longer subject to automatic renewal and his amended employment agreement expires on January 2, 2018. Mr. Beedle is also no longer eligible to participate in the Company’s profit sharing plan and deferred compensation plan. Finally, in the event of a "Change of Control", termination without "Cause" or termination by Mr. Beedle for "Good Reason" (as such terms are defined in the employment agreement), Mr. Beedle shall be paid only his base salary earned and all reimbursable expenses incurred through such termination date.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copies of the amended employment agreements for Mr. Schierhorn and Mr. Beedle which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements - not applicable.

(b)	Proforma financial information - not applicable.

(c)	Shell company transactions - not applicable.

(d) Exhibit No.	Description

10.1	Employment Agreement with Joseph M. Schierhorn dated June 26, 2017
10.2	Employment Agreement with Joseph M. Beedle dated June 26, 2017
99.1	Press Release dated June 26, 2017 announcing appointment of Mr. Schierhorn to President and Chief
Executive Officer of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrim BanCorp, Inc.

June 26, 2017	By:	/s/ Latosha M. Frye

Name: Latosha M. Frye
Title: EVP, Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Joseph M. Schierhorn dated June 26, 2017
10.2	Employment Agreement with Joseph M. Beedle dated June 26, 2017
99.1	Press Release dated June 26, 2017 announcing appointment of Mr. Schierhorn to President and Chief Executive Officer of the Company